             As filed with the Securities and Exchange Commission
                             on February 20, 1997.


                                        Registration No. 333-


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM S-3


                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                            GRC International, Inc.
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)


                                   Delaware
        --------------------------------------------------------------
        (State or other jurisdiction of incorporation or organization)


                                  95-2131929
                    ---------------------------------------
                    (I.R.S. Employee Identification Number)


             1900 Gallows Road, Vienna, VA  22182  (703) 506-5000
         -------------------------------------------------------------
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                               Thomas E. McCabe
             Senior Vice President, General Counsel and Secretary
                            GRC International, Inc.
                               1900 Gallows Road
                               Vienna, VA  22182
                                (703) 506-5000
           ---------------------------------------------------------
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

        Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.   ( )

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box.   (x)

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   ( ) ___________

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( ) __________

        If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.   ( )


                        CALCULATION OF REGISTRATION FEE


                            Proposed       Proposed
Title of                    Maximum        Maximum
Shares          Amount     Aggregate      Aggregate      Amount of
To Be           To Be        Price         Offering     Registration
Registered    Registered    Per Unit        Price           Fee
------------  ----------  ------------  --------------  ------------

  Common      4,987,234    $4.25(1)     $21,195,744.50    $6,422.95
  Stock

(1) Calculated pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low sale prices for a share of common stock on the New York Stock Exchange on February 19, 1997, which is within five business days prior to filing.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                            SUBJECT TO COMPLETION,
                               FEBRUARY 20, 1997


                                  PROSPECTUS

                               4,987,234 SHARES

                            GRC INTERNATIONAL, INC.

                                 COMMON STOCK


        This Prospectus covers the offering for resale from time to time of up to 4,987,234 shares (the "Shares") of common stock, par value $.10 per share (the "Common Stock"), of GRC International, Inc., a Delaware corporation (the "Company"), by Cripple Creek Securities, LLC, a Delaware limited liability company (the "Selling Stockholder"). The Company may, and in certain instances shall, issue Shares from time to time to the Selling Stockholder pursuant to the terms of the Structured Equity Line (as defined herein) and upon exercise of the Warrants (as defined herein). See "THE COMPANY -- Debt and Equity Financing." The Company will receive no part of the proceeds of sales made hereunder, but the Company will receive proceeds upon the issuance of Shares to the Selling Stockholder pursuant to the Structured Equity Line and the Warrants. All expenses of registration incurred in connection with this public offering are being borne by the Company. None of the Shares have been registered prior to the filing of the Registration Statement of which this Prospectus is part.

        The Common Stock is quoted on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "GRH." On February 18, 1997, the last reported sale price of the Common Stock was $4 3/8.

        The Selling Stockholder, acting as principal for its own account, directly, through agents designated from time to time, or through brokers, dealers, agents or underwriters also to be designated, may sell all or a portion of the Shares that may be offered hereby in routine brokerage transactions on the New York Stock Exchange, the Pacific Stock Exchange or otherwise at prices and terms prevailing at the time of the sale. The Selling Stockholder also may make private sales directly or through brokers or may make sales pursuant to Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"). The Selling Stockholder may pay customary brokerage fees, commissions and expenses. The aggregate proceeds to the Selling Stockholder from the sale of the Shares that may be offered hereby by the Selling Stockholder will be the purchase price of such shares less commissions, if any. The Company has agreed to indemnify the Selling Stockholder against certain liabilities, including liabilities under the Securities Act of 1933. See "PLAN OF DISTRIBUTION."

        The Selling Stockholder and any brokers, dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be underwriters within the meaning of the Securities Act, in which event any commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the Shares may be deemed to be underwriting discounts under the Securities Act. See "PLAN OF DISTRIBUTION."

        PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 9.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

        NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR THEIR RESPECTIVE AGENTS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.

The date of this Prospectus is         , 1997.

                             AVAILABLE INFORMATION


        The Company is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of all or part of such materials may also be obtained at prescribed rates from the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information. Such materials also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

        The Company has filed with the Commission a registration statement (which term shall encompass any amendments thereto) on Form S-3 under the Securities Act with respect to the securities offered hereby (the "Registration Statement"). This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes thereto filed or incorporated by reference as a part thereof, which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete, and, in each such instance, are qualified in all respects by reference to the applicable documents filed with the Commission. The Registration Statement and the exhibits thereto filed by the Company with the Commission may be inspected and copied at the locations described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


        The following documents filed by the Company with the Commission pursuant to the Exchange Act (Commission File No. 1-7517) are incorporated herein by reference:

                (a) the Company's annual report on Form 10-K for the fiscal year ended June 30, 1996;

                (b) the Company's quarterly reports on Form 10-Q for the quarters ended September 30, 1996 and December 31, 1996;

                (c) the Company's current report on Form 8-K filed on October 16, 1996;

                (d) the description of the Company's Common Stock contained in the Company's registration statement pursuant to Section 12(g) of the Exchange Act on Form 8-A, filed on August 19, 1981 and amended on February 6, 1992.

        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment that indicates the termination of this offering shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents.

        Any statements contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide, without charge to each person to whom this Prospectus has been delivered, a copy of any or all of the documents referred to above that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to GRC International, Inc. 1900 Gallows Road, Vienna, VA 22182 Attention: Thomas E. McCabe, Senior Vice President, General Counsel and Secretary. Telephone requests may be directed to (703) 506-5000.

         THIS PROSPECTUS CONTAINS AND INCORPORATES BY REFERENCE CERTAIN FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF THE COMPANY, INCLUDING, WITHOUT LIMITATION, STATEMENTS HEREIN UNDER "THE COMPANY" AND "RISK FACTORS" AND STATEMENTS IN THE COMPANY'S ANNUAL AND QUARTERLY REPORTS UNDER "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." THESE FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. NO ASSURANCE CAN BE GIVEN THAT ANY OF SUCH MATTERS WILL BE REALIZED. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FACTORS DISCUSSED HEREIN UNDER "RISK FACTORS."


                                  THE COMPANY


        The Company has been a leading provider of knowledge-based professional services and high-quality technology-based product solutions to government and commercial customers through its core professional services organization ("PSO") business. Beginning in 1993, the Company expanded beyond PSO into telecommunications, initially by developing the OSU(R) Network Interface. In 1995, the Company launched a second telecommunications initiative when it began development of its NetworkVUE(T) software. From the inception of this expansion through early 1997, the Company invested the free cash flow from PSO and incurred substantial debt in order to fund the development and marketing of these products. During this time, PSO generated in excess of 90% of the Company's revenue and was consistently profitable with positive cash flows. As discussed below, the Company has decided to sell or close most of the telecommunications business units and certain other business units and focus primarily on PSO. The Company also expects to pursue strategies to restructure its bank debt, which was $22.5 million at December 31, 1996.

PROFESSIONAL SERVICES ORGANIZATION

        The Company's principal business is PSO, which focuses on providing information technology consulting services, primarily to the United States Department of Defense ("DoD") and its instrumentalities. Areas of expertise include: software and system engineering; business decision support systems; analytical modeling and simulation; database design and implementation; legacy migration engineering; network design and integration; systems integration; post-deployment software support; operation support and management; virtual manufacturing consulting; communication engineering; and testing and evaluation. These services are applied to such areas as: financial and personnel management; automated acquisition systems; transportation planning and analysis; manufacturing analysis; logistics planning; security clearance processing; WAN/LAN analysis; training systems; and information warfare systems relying on radar, optics, communication networks, electronics, navigation and guidance, control, space, and surveillance systems. PSO had revenues of $27.8 million for the quarter ended December 31, 1996 and $117.7 million for the fiscal year ended June 30, 1996.

OTHER BUSINESSES

        Telecommunications Division.  The Company's Telecommunications Division
        ---------------------------
consists of three business units: OSU(R), NetworkVUE(T) and the Application Software Group ("ASG"). The Company expects in the near future to sell or close OSU(R) and NetworkVUE(T), which constitute the bulk of the Telecommunications Division, but the Company remains fully committed to ASG. OSU(R) is a section terminating regenerator that provides demarcation between any two entities with a synchronous optical network transmission protocol fiber network.
NetworkVUE(T) is a suite of software modules that automates the analysis, design and planning of telecommunications networks based on optimizing cost, performance and reliability. ASG develops custom software for the telecommunications industry. OSU(R) had revenues of $71,000 and $1.5 million for the quarter ended December 31, 1996 and the fiscal year ended June 30, 1996, respectively, and for the same periods, NetworkVUE(T) had revenues of $172,000 and $460,000 and ASG had revenues of $605,000 and $0.

        Advanced Products Division.  The Company is also pursuing the sale or
        --------------------------
closure in the near future of the three business units that constitute its Advanced Products Division ("APD"): GRC Instruments(T), Commercial Information Solutions and Advanced Security Technologies/Vindicator(R). GRC Instruments(T) designs, manufactures, markets and sells electronically instrumented impact testing equipment for dynamic materials testing under the Dynatup(R) label. Commercial Information Solutions develops and markets the FLOW GEMINI(T) line of environmental, health and occupational safety software products, which facilitate compliance with federal and state recordkeeping. Vindicator(R) provides physical security and access control systems for critical resource protection requirements. GRC Instruments(T) had revenues of $894,000 and $3.5 million for the quarter ended December 31, 1996 and the fiscal year ended June 30, 1996, respectively; Commercial Information Solutions had revenues of $189,000 and $1.5 million, and Vindicator(R) had revenues of $451,000 and $422,000 for the same periods. The Company will retain and move to PSO a small part of its Advanced Security Technologies business, the Advanced Technology Services Group, which had revenues of $137,000 and $1.1 million for the quarter ended December 31, 1996 and the fiscal year ended June 30, 1996, respectively.

DEBT AND EQUITY FINANCING

        Structured Equity Line.  The Company and the Selling Stockholder entered
        ----------------------
into a Structured Equity Line Flexible Financing Agreement (the "Structured Equity Line"), dated as of January 21, 1997. Under the Structured Equity Line, the Selling Stockholder may, but is not required to, purchase shares of the Company's Common Stock for an aggregate purchase price of up to $3 million during the first six months of the effectiveness under the Securities Act of a registration statement, of which this Prospectus is a part, for the resale by the Selling Stockholder of the shares to be issued to the Selling Stockholder in connection with the Structured Equity Line. For a period of three years after that initial six month period, the Company, subject to the satisfaction of certain conditions, can require the Selling Stockholder to purchase shares of Common Stock for an aggregate purchase price of up to $3 million during each three month period up to an aggregate maximum of $18 million less the shares purchased during the initial six month period. The purchase price to be paid by the Selling Stockholder for shares acquired under the Structured Equity Line is equal to 94% of the lowest reported sale price during the three trading days immediately preceding the notice of purchase by the Selling Stockholder. If the Company issues less than $5 million of its Common Stock under the Structured Equity Line, it must pay the Selling Stockholder up to $300,000.

        The Selling Stockholder's obligation to purchase shares of the Company's Common Stock under the Structured Equity Line is subject to various conditions, including: (i) the effectiveness of a registration statement under the Securities Act with respect to the underlying shares; (ii) the price of the Common Stock being at least $4.00 per share, the value of open market trading of the Common Stock being at least $500,000 per day and the amount of Common Stock sold to the Selling Stockholder in any three month period not exceeding 8% of the average daily value of open market trading of the Common Stock on its principal market multiplied by the number of trading days in that period; (iii) listing of the Company's Common Stock on the New York Stock Exchange ("NYSE") or American Stock Exchange ("AMEX") or trading of the Company's Common Stock on the Nasdaq National Market System ("Nasdaq NMS"); and (iv) the percentage of the Company's Common Stock beneficially owned by the Selling Stockholder and its affiliates not being more than 4.9% of the outstanding Common Stock.

        As consideration for entering into the Structured Equity Line, the Selling Stockholder received a seven year warrant to purchase 125,000 shares of the Company's Common Stock at an exercise price equal to $8.47 per share (the "Warrant"). The Warrant is not exercisable for 18 months from the date of issuance, but will become immediately exercisable if the Company sells substantially all of its assets or enters into a merger, consolidation or other similar transaction, and in such event the exercise price will be the lesser of
(i) $8.47 or (ii) 80% of the "Transaction Value." "Transaction Value" is defined in the Warrant to mean, in the case of a merger, acquisition, sale of Common Stock, sale or assets or similar transaction, the fair market value of the consideration to be received per share of Common Stock, as evidenced by the average of the closing sale price for the Common Stock during the 10 trading days following the announcement of such definitive agreement, and in the case of a material special dividend or distribution, the fair market value of such dividend or distribution.

        If the Company elects to issue Common Stock under the Structured Equity Line for an aggregate purchase price of more than $5 million or to extend the term thereof beyond one year, the Company has agreed to issue an additional seven year warrant for the purchase of 75,000 shares of the Company's Common Stock (the "Additional Warrant" and, together with the Warrant, the "Warrants") at an exercise price equal to 140% of the price of the Common Stock at the time of the issuance of the Additional Warrant. The Additional Warrant will contain provisions similar to those in the Warrant.

        Under the Structured Equity Line and the related Registration Rights Agreement, dated as of January 30, 1997, the Company agreed to file under the Securities Act a registration statement, of which this Prospectus is a part, for the resale by the Selling Stockholder of the shares of the Company's Common Stock to be issued under the Structured Equity Line, the Warrant and the Additional Warrant.

        Convertible Debenture.  The Company also has entered into a Convertible
        ---------------------
Securities Subscription Agreement, dated as of January 21, 1997 (the "Subscription Agreement"), with Halifax Fund, L.P., a Cayman Islands exempted limited partnership ("Halifax"). A member of the Selling Stockholder, The Palladin Group, L.P., is the investment manager for Halifax. Pursuant to the Subscription Agreement, Halifax purchased a $4 million aggregate principal amount 5% Convertible Debenture due January 30, 2000 (the "Debenture").
Interest on the Debenture is payable quarterly in cash or, at the Company's option, the amount due may be added to the outstanding principal due under the Debenture. The Debenture is convertible, at Halifax's option 60 days after January 30, 1997 at any time and from time to time, into the Company's Common Stock at the lesser of (i) $11 per share, subject to adjustment under certain circumstances, or (ii) 94% of the lowest reported sale price during the three trading days immediately preceding the date of conversion. If the Company is in default under the terms of the Debenture, Halifax may sell the Debenture to the Company at 120% of the amount of the outstanding principal due under the Debenture plus accrued but unpaid interest.

        As consideration for entering into the Subscription Agreement, the Company has issued to Halifax a seven year warrant, which, subject to certain exceptions, is not exercisable until July 30, 1998, to purchase 320,000 shares of the Company's Common Stock at a price of $8.47 per share (the "Debenture Warrant").

        If the Company (i) sells all or substantially all of its assets, (ii) enters into a merger, consolidation, reorganization or other similar transaction that results in the shareholders of the Company owning in the aggregate less than 50% of the common equity and having less than 50% of the voting power of the surviving entity, or (iii) fixes a record date for the declaration of a material special distribution or dividend, then Halifax may sell the Debenture to the Company at 115% of the outstanding principal due under the Debenture plus accrued but unpaid interest, and the Debenture Warrant becomes immediately exercisable at a price equal to the lesser of (i) $8.47 per share or (ii) 80% of the "Transaction Value" per share ("Transaction Value" has the same meaning as set forth above).

        The Company is obligated to register the resale under the Securities Act by Halifax of all or any part of the shares of the Company's Common Stock to be issued pursuant to the Debenture and the Debenture Warrant and is doing so in a registration statement, which will be filed separately from the registration statement of which this Prospectus forms a part.

OTHER INFORMATION

        The Company was organized in California in 1961 and has been a Delaware corporation since 1974. The Company's principal executive offices are located at 1900 Gallows Road, Vienna, Virginia 22182, and its telephone number is (703) 506-5000. For further information about the business and operations of the Company, reference is made to the Company's reports incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


                                 RISK FACTORS


        In addition to the other information in this Prospectus, the following factors should be considered carefully by prospective investors in evaluating an investment in the shares of Common Stock offered in this Prospectus.

EFFECTS OF RESTRUCTURING

        The Company is refocusing on its core PSO business unit and attempting to sell or close its OSU(R), NetworkVUE(T) and APD business units. See "THE COMPANY." There can be no assurance that the sale or closure of any of these business units will be completed in a timely or satisfactory manner or that the proceeds from the sales will meet the Company's financial goals. Delays or other adverse developments in selling or closing these business units could cause further losses to the Company and result in additional debt and reduced liquidity.

        Although PSO has generated more than 90% of the Company's revenues in recent years, the financial and other effects of the anticipated sale or closure of the Company's other business units will require the redeployment of Company personnel and further restructuring of the Company's management and operations. While the Company hopes to achieve greater profitability as a result of this restructuring, there can be no assurance that this strategy will succeed. The restructuring could disrupt the Company's operations further and, as noted, cause an increase in indebtedness and further reductions in liquidity, thereby undermining the Company's goal of returning to profitability and generating the cash flow necessary to service its debt.

HIGH DEBT LEVEL

        As of December 31, 1996, the Company had outstanding $31.2 million of debt, consisting of a $5 million term loan (the "Term Loan"), $17.5 million drawn from a $22 million revolving line of credit (the "Revolving Credit"), a $6.8 million equipment lease financing (the "Equipment Lease") and a $1.9 million note related to the 1996 acquisition of assets from Quintessential Solutions. On January 30, 1997, the Company also issued the Debenture. See "THE COMPANY -- Debt and Equity Financing." The Company may experience further increases in debt levels during fiscal year 1997, when the Company hopes to complete the sale or closure of its OSU(R), NetworkVUE(T) and APD business units. See "THE COMPANY -- Other Businesses."

        The Company's level of indebtedness was the principal reason for the anticipated sale or closure of its unprofitable business units. The current level and terms of indebtedness also: (i) will require the Company to dedicate a significant portion of its available net earnings from operations to payment of interest and principal on the indebtedness; (ii) could limit the Company's flexibility in reacting to business developments and changes in industry and economic conditions generally; (iii) could limit the Company's ability to obtain additional financing in the future for working capital, capital expenditures, research and development, acquisitions and general corporate purposes; and (iv) could place the Company at a competitive disadvantage inasmuch as many of its competitors are not comparably indebted.

        The Company is exploring strategies for refinancing the Term Loan, which will come due on September 1, 1998 unless extended, and the Revolving Credit, which is repayable on January 15, 1998 unless extended. In addition, the Equipment Lease is repayable in monthly installments until June 2001. The Company expects to seek to negotiate an extension to, and other new terms for, the Term Loan and the Revolving Credit. The Company is also exploring additional and substitute financing sources, including receivables financing and the private sale of additional debt or equity. There can be no assurance that the Company will be able to negotiate any extensions or additional or substitute financing or that terms of any such financing will be favorable to the Company.

        The Company also anticipates reducing its indebtedness with cash flow from its PSO business unit. Any growth in PSO, however, could actually reduce cash flow in the short term because of the time lag between when PSO renders services and when PSO's principal customer, DoD, pays for those services. Furthermore, there can be no assurance of continued growth in PSO's business, which is subject to additional risks. See "-- Dependence on Significant Customer," "-- Dependence on Significant Contracts," "-- Contract Profit Exposure," "--Audits," "-- Potential Suspension and Debarment," "-- Rapid Technological Change," "-- Competition" and "-- Dependence on Professional Staff and Key Personnel."

        The Company also expects to reduce its indebtedness by raising additional capital through the Structured Equity Line. See "THE COMPANY -- Debt and Equity Financing." Conditions to the sale of Common Stock under the Structured Equity Line include (i) effectiveness of a registration statement under the Securities Act for the resale of the shares of Common Stock to be sold to the Selling Stockholder, (ii) the Selling Stockholder and its affiliates not beneficially owning more than 4.9% of the Company's Common Stock, (iii) listing of the Company's Common Stock on the NYSE or AMEX or trading of the Company's Common Stock on the Nasdaq NMS and (iv) the price of the Common Stock being at least $4.00 per share, the value of open market trading of the Common Stock being at least $500,000 per day, and the amount of Common Stock sold to the Selling Stockholder in any three month period not exceeding 8% of the average daily value of open market trading of the Common Stock on its principal market multiplied by the number of trading days in that period. Based on recent prices and trading volume for the Common Stock, there is a substantial risk that the Company may not be able to sell as much as $3 million in Common Stock to the Selling Stockholder in each three month period, and there is a substantial risk that in at least some quarters the Company may not be able to sell any Common Stock at all.

        At December 31, 1996, the Company was in default on the loan agreement that governs the Term Loan and the Revolving Credit (the "Loan Agreement"), but secured an amendment on February 7, 1997 that brought the Company back into compliance as of December 31, 1996, and amended the financial covenants prospectively to levels that the Company believes, under its current plans and projections for continuing operations, will allow the Company to remain in compliance over the next 12 months. There can be no assurance, however, that the Company will be able to remain in compliance with the Loan Agreement, or that, in the event of another default, additional amendments to the Loan Agreement would be able to be made. If the Company is again in default under the Loan Agreement and cannot secure a waiver or amendment thereto, then the amounts outstanding under the Term Loan and the Revolving Credit (together with the cross-default under the Equipment Lease) would become immediately due and payable. It is unlikely that the Company would be able to make or finance such a payment.

STOCK PRICE VOLATILITY; SHARES ELIGIBLE FOR FUTURE SALE

        The price of the Company's Common Stock has been volatile. For the twelve months ended February 18, 1997, the price of the Common Stock ranged from $3 3/4 to $44 5/8, and closed at $4 3/8. The price of the Common Stock could be subject to additional significant fluctuations in response to, among other things, variations in the Company's operating results, introduction of new services or technologies by the Company or its competitors, changes in other conditions or trends in the Company's industries, changes in security analysts' estimates of the Company's or its competitors' or industries' future performance, general market conditions and the matters described herein under "RISK FACTORS." General market price declines or market volatility in the future, or future declines or volatility in the prices of stock for companies in the Company's industries, also could affect the price of the Common Stock.

        The Company's agreements with the Selling Stockholder and Halifax may also have an effect on the price of the Company's Common Stock. Under the Company's agreements with the Selling Stockholder, the Company may issue up to $18,000,000 of Common Stock to the Selling Stockholder at a price equal to 94% of the lowest reported sale price during the three days immediately preceding the notice of purchase to the Selling Stockholder. The Company also has issued warrants to the Selling Stockholder to purchase 125,000 shares at $8.47 per share and may issue warrants to purchase an additional 75,000 shares at 140% of the market price at a future time. Under the Company's agreements with Halifax, the Company is required to convert the $4,000,000

Debenture (plus any interest not paid in cash) into Common Stock at a price equal to the lesser of (i) $11 per share or (ii) 94% of the lowest reported sale price during the three trading days immediately preceding the date of conversion. The Company also has issued a warrant to Halifax to purchase 320,000 shares of Common Stock at a price of $8.47 per share. See "THE COMPANY --Debt and Equity Financing." The resale by the Selling Stockholder and Halifax of the Common Stock that they acquire could depress the market price of the Company's Common Stock.

        Moreover, the terms of the Structured Equity Line provide that the Company has the right to require the Selling Stockholder to purchase up to $3 million of the Common Stock in any of the three month periods during its term, subject to certain limitations. Although the terms of the Structured Equity Line provide that the Selling Stockholder and its affiliates are not required to purchase Common Stock in an amount such that they would beneficially own more than 4.9% of the Common Stock outstanding, the Selling Stockholder also has agreed to use its best efforts to continue to purchase Common Stock notwithstanding this limitation. Accordingly, the Selling Stockholder may be required to purchase Common Stock from the Company in a manner that would require it, in order to stay under the 4.9% beneficial ownership limitation and comply with its obligations to the Company, to sell shares without regard to any adverse effects on price and other market factors associated with the Common Stock. See "THE COMPANY -- Debt and Equity Financing" and "SELLING STOCKHOLDER."

DEPENDENCE ON GOVERNMENT CONTRACTS

        PSO, which is expected to generate substantially all of the Company's revenues in the foreseeable future, derives substantially all of its business from service contracts and subcontracts with DoD and its instrumentalities. Typically, such contracts have an initial term of one year combined with two, three or four one-year renewal periods exercisable at the government's discretion. DoD and its instrumentalities are not obligated to exercise the options to renew. At the time of completion, a contract in its entirety may be "recompeted" against all interested third-party providers, and awards are subject to protest by disappointed bidders. Federal law permits DoD to terminate a contract at any time if such termination is deemed to be in DoD's best interest. DoD's failure to renew, or termination of any significant portion of, the Company's contracts could have an adverse effect on the Company.

        Continuation and renewal of existing contracts with the DoD, and acquisition of additional contracts from DoD, is contingent upon, among other things, the availability of funding for DoD. The current world political situation and domestic political pressure to reduce the federal budget deficit have reduced, and may continue to reduce, DoD's budget, which could have an adverse effect on the Company's earnings.

        The adoption of new or modified procurement regulations also could have an adverse effect on the Company and its cost of competing for and performing government contracts.

DEPENDENCE ON SIGNIFICANT CONTRACTS

        Although PSO contracts at fiscal year-end 1996, 1995 and 1994 have numbered 149, 175 and 189, respectively, the loss of one or more may have a substantial adverse impact on PSO's revenues and profitability if the particular contract is large in relation to the rest. There also can be no assurance that the Company will win any follow-on contracts.

CONTRACT PROFIT EXPOSURE

        The Company provides services to the government through three types of contracts: fixed-price, time-and-materials and cost-reimbursement. The Company assumes financial risk on fixed-price contracts (approximately 5.3% of the Company's government contract revenues in fiscal 1996) and time-and-material contracts (approximately 32.2% of the Company's government contract revenues in fiscal 1996) because the Company assumes the risk of performing those contracts at the stipulated prices or negotiated hourly rates. The failure to estimate ultimate costs accurately or to control costs during performance of the work could result in losses or smaller than anticipated profits. The balance of the Company's government contract revenue in fiscal 1996 (approximately 62.5%) was derived from cost-reimbursement contracts. To the extent that the actual costs incurred in performing a cost-reimbursement contract are within the contract ceiling and allowable under the terms of the contract and applicable regulations, the Company is entitled to reimbursement of its costs plus a stipulated profit. However, if the Company's costs exceed the ceiling or are not allowable under the terms of the contract or applicable regulations, any excess would be subject to adjustment and repayment upon audit by the government.

AUDITS

        Government contract payments received by the Company for allowable direct and indirect costs are subject to adjustment and repayment after audit if the payments exceed allowable costs as defined in such government contracts. Audits have been completed on all of the Company's incurred contract costs through the end of fiscal year 1986 and on certain incurred contract costs through the end of fiscal years 1987, 1990 and 1991.

POTENTIAL SUSPENSION AND DEBARMENT

        The Company is subject to federal regulations under which its right to receive future awards of new government contracts, or extensions of existing government contracts, may be unilaterally suspended or barred should the Company be convicted of a crime or be indicted based on allegations of violation of certain specific federal statutes or other activities. Suspensions, even if temporary, can result in the loss of valuable contract awards for which the Company otherwise would be eligible. The initiation of suspension or debarment hearings against the Company could have an adverse effect on the Company.

TECHNOLOGICAL CHANGE AND PROPRIETARY INFORMATION

        The Company's business is dependent on its technical and organizational knowledge, practices and procedures, and its future success is based, in part, on its ability to keep up to date with new technological breakthroughs and incorporate such changes in its products and services. There can be no assurance that the Company will be successful in developing and marketing in a timely manner new products and services that respond to technological advances by others, or that the Company's products and services will adequately and competitively address the needs of the changing marketplace.

        The Company has or licenses a proprietary interest in certain of its work products, software programs, methodologies and know-how. Although the Company seeks to protect its proprietary information, there can be no assurance that it will be successful in doing so. In addition, the government acquires certain proprietary rights to software programs and other products that result from the Company's services under government contracts and subcontracts. The government may disclose such information to third parties, including the Company's competitors. In case of subcontracts, the prime contractor also may have certain rights to such programs and products. Any of these factors could reduce the Company's ability to maximize the value of its competitive information.

COMPETITION

        The markets that the Company services are highly competitive, and likely to become more so with the expected continuing decline of government defense expenditures. Some of the Company's competitors are large, diversified firms with substantially greater financial resources, lower debt levels and larger technical staffs than the Company has available to it. Government agencies also compete with the Company because they can utilize their internal resources to perform certain types of services that the Company might otherwise perform.

DEPENDENCE ON PROFESSIONAL STAFF

        To service its PSO contracts, the Company must recruit and retain key technical personnel, such as operations research and software engineers, computer programmers, and other skilled scientists and engineers. Competition for such personnel is intense, and the Company often must comply with provisions in government contracts that require employment of persons with specified levels of education, work experience and security clearances. At December 31, 1996, the Company had openings for approximately 219 PSO-related positions. This contrasts with the Company's openings at June 30, 1996 for 209 PSO-related positions. An inability to fill a substantial portion of these current openings could have an adverse impact on the Company's revenue growth and profitability.

NEW YORK STOCK EXCHANGE CONTINUED LISTING REQUIREMENTS

        The Company's Common Stock is listed and traded primarily on the NYSE. As of December 31, 1996, the Company did not comply with the net tangible asset continued listing criterion set forth in Section 802.00 of the NYSE Listed Company Manual ("NYSE Manual"). The NYSE Manual states in Section 801.00 that when a company falls below any criterion, the NYSE will review the appropriateness of continued listing and might not permit continued listing unless a company is proposing to make changes that would bring it in line with original listing standards. The Company would have difficulty meeting certain original listing standards, including "aggregate market value of publicly-held shares" and "demonstrated earning power." Listing of the Common Stock on the NYSE or the AMEX or trading of the Common Stock on the Nasdaq NMS is a condition to the Company selling shares to the Selling Stockholder under the Structured
Equity Line.  See "THE COMPANY -- Debt and Equity Financing."   There can be no
assurance that the Common Stock will not be delisted on the NYSE or, if the Common Stock is delisted, that the Company will be able to list the Common Stock on the AMEX or have it traded on Nasdaq NMS. If the Company's Common Stock is not listed on the NYSE or AMEX and not traded on Nasdaq NMS, the market price and trading volume of the Common Stock could be adversely affected.

POTENTIAL ISSUANCE OF PREFERRED STOCK

        The Company's Board of Directors has the authority, without any further vote by the Company's stockholders, to issue up to 300,000 shares of Preferred Stock in one or more series and to determine the designations, powers, preferences and relative, participating, optional or other rights thereof, including without limitation, the dividend rate (and whether dividends are cumulative), conversion rights, voting rights, rights and terms of redemption, redemption price and liquidation preference.

Although the Company has no current plans to issue any shares of Preferred Stock, the rights of the holders of Common Stock would be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Issuance of Preferred Stock could have the effect of delaying, deterring or preventing a change in control of the Company, including the imposition of various procedural and other requirements that could make it more difficult for holders of Common Stock to effect certain corporate actions, including the ability to replace incumbent directors and to accomplish transactions opposed by the incumbent Board of Directors.


                         DESCRIPTION OF CAPITAL STOCK


        The Company's authorized capital stock consists of 30,000,000 shares of Common Stock, $.10 par value per share, and 300,000 shares of undesignated Preferred Stock, $1.00 par value per share. As of January 31, 1997, 9,342,557 shares of Common Stock were issued and outstanding. There were no shares of Preferred Stock designated or issued. For further information about the Company's authorized capital stock, reference is made to the Company's reports incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


                                USE OF PROCEEDS


        The Company will not receive any of the proceeds from the sale of the Shares of Common Stock offered by this Prospectus. The Company may receive proceeds from the issuance of the Shares to the Selling Stockholder under the Structured Equity Line, the Warrant, and the Additional Warrant. There can be no assurance that the Company will issue the Shares or receive such proceeds. The Company expects to use such proceeds for repaying indebtedness and general corporate purposes. For a description of the Company's indebtedness, see "RISK FACTORS -- High Debt Level."


                              SELLING STOCKHOLDER


        The Selling Stockholder is Cripple Creek Securities, LLC, a Delaware limited liability company. The Selling Stockholder has not had a material relationship with the Company within the past three years, other than as a result of entering into the Structured Equity Line and related agreements. One of the Selling Stockholder's members, The Palladin Group, L.P., a Delaware limited partnership, is the investment manager for

Halifax Fund, L.P., which entered into a Subscription Agreement and related agreements with the Company. See "THE COMPANY --Debt and Equity Financing." As of the date hereof, the Selling Stockholder owns no shares of the Company's Common Stock and is offering herein all of the shares of the Company's Common Stock that it may acquire under the Structured Equity Line, the Warrant and the Additional Warrant. As of the Date hereof, Halifax owns no shares of the Company's Common Stock and will register the resale of all of the shares that it may acquire upon the conversion of the Convertible Debenture and the exercise of the Debenture Warrant in a separate registration statement to be filed with the Securities and Exchange Commission.


                             PLAN OF DISTRIBUTION


        The Selling Stockholder, acting as principal for its own account, directly, through agents designated from time to time, or through brokers, dealers, agents or underwriters also to be designated, may sell all or a portion of the Shares from time to time on terms to be determined at the time of sale. The Selling Stockholder may from time to time sell all or a portion of the Shares in routine brokerage transactions on the New York Stock Exchange, the Pacific Stock Exchange or otherwise at the prices and terms prevailing at the time of the sale. The Selling Stockholder also may make private sales directly or through brokers or may make sales pursuant to Rule 144 under the Securities Act. The Selling Stockholder may pay customary brokerage fees, commissions and expenses.

        To the extent required pursuant to Rule 424 under the Securities Act, a Prospectus Supplement will be filed with the Securities and Exchange Commission with respect to a particular offering setting forth the terms of any offering, including the name or names of any underwriters or agents, if any, any underwriting discounts and other items constituting underwriters' compensation, the offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        If underwriters are used in a sale, shares of Common Stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The shares may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of shares to be named in the Prospectus

Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Shares will be subject to conditions precedent and the underwriters will be obligated to purchase all of the shares if any are purchased.

        If dealers are utilized in the sale of shares of Common Stock in respect of which this Prospectus is delivered, the Selling Stockholder will sell such shares to the dealers as principals. The dealers may then resell such shares to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in a Prospectus Supplement relating thereto.

        If an agent is used, the agent will be named, and the terms of the agency and any commissions will be set forth in a Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

        Shares may be sold directly by the Selling Stockholder to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales, including the terms of any bidding or auction process, will be described in the Prospectus Supplement relating thereto.

        Agents, dealers and underwriters may be entitled under agreements entered into with the Selling Stockholder to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company or the Selling Stockholder in the ordinary course of business.

        The Company will bear all costs and expenses of the registration of the Shares under the Securities Act and certain state securities laws. The Selling Stockholder will pay any transaction costs associated with effecting any sales that occur.

        The Selling Stockholder is not restricted as to the price or prices at which it may sell Shares acquired upon the conversion of the Debentures or the exercise of the Warrants. Such sales may have an adverse effect on the market price of the Common Stock. Moreover, the Selling Stockholder is not restricted as to the number of Shares that may be sold at any one time, and it is possible that a significant number of Shares could be sold at the same time, which also may have an adverse effect on the market price of the Common Stock.

        The Company has agreed to indemnify the Selling Stockholder against certain civil liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS


        Thomas E. McCabe, the Company's Senior Vice President, General Counsel and Secretary, will render an opinion to the effect that the Common Stock offered by this Prospectus is duly authorized, validly issued, fully paid and non-assessable.


                                    EXPERTS


        The consolidated financial statements and the related financial statement schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended June 30, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                               TABLE OF CONTENTS

                                                         Page
                                                         ----

AVAILABLE INFORMATION . . . . . . . . . . . . . . . .     3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . .     4

THE COMPANY . . . . . . . . . . . . . . . . . . . . .     5

RISK FACTORS. . . . . . . . . . . . . . . . . . . . .     9

DESCRIPTION OF CAPITAL STOCK  . . . . . . . . . . . .    17

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . .  17

SELLING STOCKHOLDER   . . . . . . . . . . . . . . . . .  17

PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . .  18

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . .  20

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . .  20

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


        SEC registration  . . . . . . . . . . .     $  6,423
        Legal fees and expenses . . . . . . . .       20,000*
        Accounting fees and expenses  . . . . .       12,000*
        Miscellaneous .. . . . . . . . . . . .         5,000*

        Total . . . . . . . . . . . . . . . . .     $ 43,423*

        *Estimates


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Delaware General Corporation Law provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions or suits by or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees and agents, against expenses (including attorneys' fees) and, in the case of actions, suits or proceedings brought by third parties, against judgment, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding.

        The Company's Certificate of Incorporation provides that a director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Bylaws also provide that the Company may indemnify its directors, officers and legal representatives to the fullest extent permitted by Delaware law against all awards and expenses (including attorneys' fees).

        The Company has purchased an insurance policy that purports to insure its officers and directors against certain liabilities incurred by them in the discharge of their functions as officers and directors.

ITEM 16.  EXHIBITS.


Exhibit No.                     Description
-----------                     -----------

   4.1 Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's report on Form 10-K for the year ended June 30, 1994).

   4.2 Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's report on Form 10-K for the year ended June 30, 1995).

   4.3 Structured Equity Line Flexible Financing Agreement, dated as of January 21, 1997, between the Company and Cripple Creek Securities, LLC (incorporated by reference to Exhibit 10.6 to the Company's report on Form 10-Q for the quarter ended December 31, 1996).

   4.4 125,000 Share Common Stock Purchase Warrant issued by the Company to Cripple Creek Securities, LLC (incorporated by reference to Exhibit 10.7 to the Company's report on Form 10-Q for the quarter ended December 31, 1996).

   4.5 Registration Rights Agreement, dated as of January 30, 1997, between the Company and Cripple Creek Securities, LLC (incorporated by reference to Exhibit 10.8 to the Company's report on Form 10-Q for the quarter ended December 31, 1996).

   5.1          Opinion of Thomas E. McCabe.

   23.1         Consent of Deloitte & Touche LLP.

   23.2         Consent of Thomas E. McCabe (included as part of Exhibit 5.1).

   24.1         Power of Attorney (included as part of the signature page).


ITEM 17.  UNDERTAKINGS.

        (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on February 20, 1997.

                                GRC INTERNATIONAL, INC.

                                By: /s/ Jim Roth
                                    --------------------------
                                     Jim Roth
                                     Chairman, President and
                                        Chief Executive Officer


                               POWER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald B. Alexander, Thomas E. McCabe and Paul S. Feira, and each of them, each with full power to act without the other, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendments or supplements (including post-effective amendments) to this Form S-3 Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below:


     Signature                 Title                    Date
     ---------                 -----                    ----


     /s/ Jim Roth                                   February 20, 1997
------------------------    Chairman, President
       Jim Roth             and Chief Executive
                            Officer (Principal
                            Executive Officer)

/s/ Ronald B. Alexander                             February 20, 1997
------------------------    Senior Vice President-
  Ronald B. Alexander       Finance, Chief
                            Financial Officer and
                            Treasurer (Principal
                            Financial and
                            Accounting Officer)

/s/ H. Furlong Baldwin
------------------------    Director                February 20, 1997
   H. Furlong Baldwin

/s/ Frank J.A. Cilluffo
------------------------    Director                February 20, 1997
  Frank J.A. Cilluffo

/s/ Leslie B. Disharoon
------------------------    Director                February 20, 1997
  Leslie B. Disharoon

/s/ Charles H.P. Duell
------------------------    Director                February 20, 1997
   Charles H.P. Duell

/s/ Edward C. Meyer
------------------------    Director                February 20, 1997
    Edward C. Meyer

/s/ George R. Packard
------------------------    Director                February 20, 1997
   George R. Packard

/s/ Herbert Rabin
------------------------    Director                February 20, 1997
    Herbert Rabin

/s/ E. Kirby Warren
------------------------    Director                February 20, 1997
    E. Kirby Warren

/s/ Joseph R. Wright, Jr.
------------------------    Director                February 20, 1997
  Joseph R. Wright, Jr.

                                 EXHIBIT INDEX


Exhibit No.                     Description
-----------                     -----------

   4.1 Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's report on Form 10-K for the year ended June 30, 1994).

   4.2             Bylaws of the Company (incorporated by reference to Exhibit
                   3.2 to the Company's report on Form 10-K for the year ended June 30, 1995).

   4.3 Structured Equity Line Flexible Financing Agreement, dated as of January 21, 1997, between the Company and Cripple Creek Securities, LLC (incorporated by reference to Exhibit 10.6 to the Company's report on Form 10-Q for the quarter ended December 31, 1996).

   4.4 125,000 Share Common Stock Purchase Warrant issued by the Company to Cripple Creek Securities, LLC (incorporated by reference to Exhibit 10.7 to the Company's report on Form 10-Q for the quarter ended December 31, 1996).

   4.5 Registration Rights Agreement, dated as of January 30, 1997, between the Company and Cripple Creek Securities, LLC (incorporated by reference to Exhibit 10.8 to the Company's report on Form 10-Q for the quarter ended December 31, 1996).

   5.1             Opinion of Thomas E. McCabe.

   23.1            Consent of Deloitte & Touche LLP.

   23.2            Consent of Thomas E. McCabe (included as part of Exhibit
                   5.1).

   24.1            Power of Attorney (included as part of the signature page).